Exhibit 5.1

John T. McKenna

+1 650 843 5059

jmckenna@cooley.com

April 24, 2018

ConvergeOne Holdings, Inc.

3344 Highway 149

Eagan, MN 55121

Re: ConvergeOne Holdings, Inc. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to ConvergeOne Holdings, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”), including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the sale by the selling securityholders named in the Prospectus of shares of common stock, par value of $0.0001 per share (the “Common Stock”), and warrants to purchase shares of Common Stock, consisting of:

•	16,459,375 shares of Common Stock (the “Outstanding PIPE Shares”) issued pursuant to subscription agreements entered into on November 30, 2017 (the “Subscription Agreements”);

•	3,919,125 shares of Common Stock (the “Founder Shares”) issued to Forum Investors I, LLC (the “Sponsor”) and subsequently distributed to the Sponsor’s members;

•	1,500,000 shares of Common Stock (the “Other PIPE Shares”) to be issued pursuant to one of the Subscription Agreements on the date the Registration Statement is declared effective;

•	263,750 warrants (the “Placement Warrants”) to purchase shares of Common Stock issued to the Sponsor and subsequently distributed to the Sponsor’s members; and

•	up to 263,750 shares of Common Stock issuable upon exercise of the Placement Warrants (the “Placement Warrant Shares”).

The Outstanding PIPE Shares and the Founder Shares are collectively, the “Outstanding Shares”.

In addition, the Prospectus covers the issuance by the Company of up to 1,091,060 shares of Common Stock (together with Placement Warrant Shares, the “Warrant Shares”) issuable upon the exercise of outstanding warrants that were previously issued by the Company in a transaction registered with the SEC (the “Public Warrants”) and up to 263,750 share of Common Stock issuable upon exercise of the Placement Warrants. The Public Warrants and the Placement Warrants are collectively, the “Warrants”.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Certificate of Incorporation, as amended, and Bylaws, each as currently in effect and in effect at the time of (i) entry into the Subscription Agreements, or (ii) the issuance of the Outstanding Shares, or (iii) the issuance of the Warrants, and (c) originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to

COOLEY LLP 3175 HANOVER STREET PALO ALTO, CA 94304-1130

T: (650) 843-5000 F: (650) 849-7400 COOLEY.COM

ConvergeOne Holdings, Inc.

April 24, 2018

Page Two

certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. We have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies thereof; and the accuracy, completeness and authenticity of certificates of public officials.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and as to the Placement Warrants constituting valid and binding obligations, the laws of the State of New York. We express no opinion to the extent that the laws of any other jurisdiction are applicable to the subject matter hereof and no opinion as to compliance with any federal or state securities law, rule or regulation.

With regard to our opinion concerning the Placement Warrants constituting valid and binding obligations of the Company:

(i)    Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii)    Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)    We express no opinion as to any provision of the Placement Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Placement Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv)    We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Placement Warrants.

We express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities of the Company, and/or adjustments to outstanding securities of the Company may cause the Placement Warrants to be exercisable for more shares of Common Stock than the number that remain authorized but unissued or committed to be issued.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.	The Outstanding Shares have been validly issued and are fully paid and non-assessable.

COOLEY LLP 3175 HANOVER STREET PALO ALTO, CA 94304-1130

T: (650) 843-5000 F: (650) 849-7400 COOLEY.COM

ConvergeOne Holdings, Inc.

April 24, 2018

Page Three

2.	The Other PIPE Shares, when issued and paid for in accordance with the terms of the applicable Subscription Agreement, will be validly issued, fully paid and non-assessable.

3.	The Placement Warrants constitute valid and binding obligations of the Company.

4.	The Warrant Shares, when issued and paid for in accordance with the terms of their respective Warrants, will be validly issued, fully paid and non-assessable.

This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or any changes in applicable law.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

COOLEY LLP

By:	/s/ JOHN T. MCKENNA
John T. McKenna

COOLEY LLP 3175 HANOVER STREET PALO ALTO, CA 94304-1130

T: (650) 843-5000 F: (650) 849-7400 COOLEY.COM